CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENESCO TECHNOLOGIES, INC.

Pursuant to Sections 228 and 242

of the

Delaware General Corporation Law

Senesco Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY THAT:

FIRST: The name of the corporation (hereinafter, the “Corporation”) is:

Senesco Technologies, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on January 22, 2007 (the “Restated Certificate”), a Certificate of Amendment of the Restated Certificate was filed with the office of the Secretary of State of Delaware on each of December 13, 2007, September 22, 2009, May 25, 2010, December 22, 2011 and April 1, 2013 and two Certificates of Designations were filed with the office of the Secretary of State of Delaware on March 31, 2010 (the “Amendment” together with the Restated Certificate, the “Charter”).

THIRD: The Charter is hereby amended as follows:

(a) Article FOURTH of the Charter is hereby supplemented by addition of the following:

“Effective as of the date and time set forth below (the “Effective Time”), each 100 shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”).  Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

“From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Amended and Restated Certificate of Incorporation.  The par value of the New Common Stock shall be $0.01 per share.”

FOURTH: That the foregoing amendments have been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective as of October 21, 2013 at 9:00 a.m. Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been duly executed by the undersigned officer of the Corporation this 16th day of October, 2013.

SENESCO TECHNOLOGIES, INC. By: /s/ Joel Brooks Name: Joel Brooks Title: Chief Financial Officer, Treasurer and Secretary